Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-127656) relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-8 (File No. 333-151824) relating to the 2008 Equity Incentive Plan, on Form S-8 (File No. 333-206875) relating to additional shares reserved under the 2008 Equity Incentive Plan, and on Form S-3 (File No. 333-208630) of our report dated March 16, 2017, relating to the consolidated financial statements of Houston American Energy Corp. that appear in the Annual Report on Form 10-K of Houston American Energy for the year ended December 31, 2016.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 16, 2017